UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2015

BUNGE LIMITED

(Exact name of Registrant as specified in its charter)

Bermuda	001-16625	98-0231912
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

50 Main Street White Plains, New York	10606
(Address of principal executive offices)	(Zip code)

(914) 684-2800

(Registrant’s telephone number, including area code)

N.A.

(Former name or former address, if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2015, Bunge Limited (the “Company”) issued a press release announcing the appointment of Paul Cornet de Ways-Ruart as an independent director of the Company, effective immediately. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Mr. Cornet, age 47, held senior roles at Yahoo! EMEA from 2006-2011, where he led Corporate Development before becoming its Senior Finance Director and Chief of Staff. Previously, Mr. Cornet was Director of Strategy at Orange UK, a mobile network operator and internet service provider, and worked with McKinsey & Company in London and Palo Alto, California. He holds a Master’s Degree in Engineering and Management from the Catholic University of Louvain and an MBA from the University of Chicago. A Belgian citizen, Mr. Cornet is a descendant of one of Bunge’s founding families.

Mr. Cornet serves on the Board of Directors of Anheuser-Busch Inbev, Floridienne Group, Adrien Invest SCRL and several privately held companies.

Mr. Cornet will serve on the Audit Committee and the Finance and Risk Policy Committee of the Board of Directors. In connection with the appointment of Mr. Cornet to the Board of Directors, he will receive compensation for his services as a director consistent with that provided to the Company’s other non-employee directors, including an award of restricted stock units upon joining the Board. With the appointment of Mr. Cornet, the Company’s Board of Directors will consist of eleven directors.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit No.	Description

99.1	Press Release, dated July 6, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2015

BUNGE LIMITED

By:	/s/ Carla L. Heiss
	Name:	Carla L. Heiss
	Title:	Deputy General Counsel, Chief Compliance Officer and Secretary

EXHIBITS

Exhibit No.	Description

99.1	Press Release, dated July 6, 2015